PACIFIC NORTH WEST

CAPITAL CORP.

(An Exploration Stage Company)

FINANCIAL STATEMENTS

30 APRIL 2004 and 2003

Suite 400 - 889 West Pender Street Vancouver, BC Canada V6C 3B2 Tel 604 694-6070 Fax 604 585-3800 info@staleyokada.com www.staleyokada.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of Pacific North West Capital Corp.:

We have audited the accompanying balance sheets of Pacific North West Capital Corp. (An Exploration Stage Company) as at 30 April 2004 and 2003 and the related statements of changes in shareholders' equity, loss and cash flows for the years ended 30 April 2004, 2003 and 2002.  These financial statements are the responsibility of the company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian Generally Audited Standards and with the Standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at 30 April 2004 and 2003 and the changes in shareholders' equity, results of its operations and its cash flows for the years ended 30 April 2004, 2003 and 2002 in accordance with Canadian generally accepted accounting principles.

"Staley, Okada & Partners"

Vancouver, B.C.	STALEY, OKADA & PARTNERS
27 May 2004, except as to Note 12 which is as at 17 June 2004	CHARTERED ACCOUNTANTS

Pacific North West Capital Corp. (An Exploration Stage Company)	Statement 1
Balance Sheets
As at 30 April
Canadian Funds

ASSETS	2004	2003
Current
Cash and cash equivalents	$5,523,315	$1,173,605
Accounts receivable	32,189	23,544
Investments (Note 3)	124,556	157,500
Due from River Valley Joint Venture	12,885	28,851
	5,692,945	1,383,500
Restricted Cash - Flow-Through (Note 7b)	903,800	-
Mineral Property Costs - Schedule (Note 4)	534,529	330,172
Property, Plant and Equipment (Note 5)	71,045	71,858
	$7,202,319	$1,785,530

LIABILITIES
Current
Accounts payable and accrued liabilities	$108,105	$37,682
Cash call payable (Note 4e)	18,758	260,362
	126,863	298,044
Commitments (Note 10)

Contingent Liability (Note12)

SHAREHOLDERS' EQUITY
Share Capital - Statement 2 (Note 7)
Authorized:
Unlimited number of common voting shares
Unlimited number of preferred voting shares
Issued and fully paid:
31,551,004 (2003 - 21,165,701) common shares	13,603,297	6,739,319
Deficit - Statement 2	(6,527,841)	(5,251,833)
	7,075,456	1,487,486
	$7,202,319	$1,785,530

ON BEHALF OF THE BOARD:

"Harry Barr"______________, Director

"Bernard Barlin"__________ , Director

- See Accompanying Notes -

Pacific North West Capital Corp. (An Exploration Stage Company)	Statement 2
Statements of Changes in Shareholders' Equity
Canadian Funds

	Common Shares		Accumulated
	Number	Amount	Deficit	Total
Balance - 30 April 2001	19,357,480	$5,513,980	$(2,506,040)	$3,007,940
Issuance of shares for:
- Private placements	355,302	203,750	-	203,750
- Properties	316,000	208,060	-	208,060
- Exercise of options	120,000	68,600	-	68,600
- Exercise of warrants	170,661	116,463	-	116,463
- Finder's fees	15,091	-	-	-
Loss for the year	-	-	(1,422,135)	(1,422,135)
Balance - 30 April 2002	20,334,534	6,110,853	(3,928,175)	2,182,678
Issuance of shares for:
- Private placements	416,667	250,000	-	250,000
- Properties	337,000	202,380	-	202,380
- Exercise of options	61,000	35,170	-	35,170
- Exercise of warrants	16,500	11,050	-	11,050
Share issuance costs	-	(21,859)	-	(21,859)
Stock-based compensation costs	-	151,725	-	151,725
Loss for the year	-	-	(1,323,658)	(1,323,658)
Balance - 30 April 2003	21,165,701	6,739,319	(5,251,833)	1,487,486
Issuance of shares for:
- Private placements	9,344,444	6,400,000	-	6,400,000
- Properties	38,000	22,460	-	22,460
- Exercise of options	418,334	256,334	-	256,334
- Exercise of warrants	445,800	290,537	-	290,537
- Performance shares	50,000	39,500	-	39,500
- Finder's fees	88,725	-	-	-
Share issuance costs	-	(367,853)	-	(367,853)
Stock-based compensation costs (Note 7(e) (ii))	-	223,000	-	223,000
Loss for the year	-	-	(1,276,008)	(1,276,008)
Balance - 30 April 2004	31,551,004	$13,603,297	$(6,527,841)	$7,075,456

- See Accompanying Notes -

Pacific North West Capital Corp. (An Exploration Stage Company)	Statement 3
Statements of Loss
Canadian Funds

	Cumulative from Inception (29 May 1996) to	Years Ended 30 April
	30 April 2004	2004	2003	2002
General and Administration Expenses
Investor and shareholder relations	$1,596,222	$315,843	$330,090	$345,208
Consulting fees	1,127,226	354,014	282,865	187,273
Travel, lodging and food	799,544	151,515	170,305	172,102
Stock-based compensation (Note 7(e) (ii))	374,725	223,000	151,725	-
Management fees	330,153	72,753	69,120	65,280
Accounting and audit	340,254	70,530	56,600	64,641
Salaries and benefits	269,585	66,330	83,217	66,466
Rent	247,373	60,646	57,746	53,746
Transfer agent and regulatory fees	278,611	55,736	43,444	93,014
Office	265,228	30,016	57,101	55,041
Telephone and utilities	159,700	28,027	30,383	26,767
Amortization	64,376	16,738	17,935	16,840
Interest and bank charges	42,110	13,954	2,003	5,290
Legal	204,850	10,579	9,241	20,589
Insurance, licenses and fees	26,883	3,544	2,837	4,968
Business development	157,449	-	-	-
Commissions	92,376	-	-	-

Loss Before the Undernoted	(6,376,665)	(1,473,225)	(1,364,612)	(1,177,225)
Mineral property costs written off	(1,524,982)	(123,707)	(327,471)	(528,190)
Investments written down	(132,028)	(60,028)	(16,500)	(55,500)
Interest on flow-through funds	(17,815)	-	-	-
Gain on River Valley acquisition recovery	31,499	-	31,499	-
Quebec exploration tax credit	68,622	-	68,622	-
Gain on sale of investments	27,085	27,085	-	-
Interest and other income	377,166	73,513	47,597	93,046
Project management fees	1,019,277	280,354	237,207	245,734

Loss for the Period	$(6,527,841)	$(1,276,008)	$(1,323,658)	$(1,422,135)

Loss per Share - Basic and Diluted		$(0.05)	$(0.06)	$(0.07)

Weighted Average Number of Shares Outstanding		25,151,992	20,811,158	19,806,417

- See Accompanying Notes -

Pacific North West Capital Corp. (An Exploration Stage Company)	Statement 4
Statements of Cash Flows
Canadian Funds

	Cumulative from Inception (29 May 1996) to	Years Ended 30 April
Cash Resources Provided By (Used In)	30 April 2004	2004	2003	2002
Operating Activities
Loss for the period	$(6,527,841)	$(1,276,008)	$(1,323,658)	$(1,422,135)
Items not affecting cash
Mineral property costs written off	1,524,982	123,707	327,471	528,190
Stock-based compensation costs	374,725	223,000	151,725	-
Investments written down	132,028	60,028	16,500	55,500
Amortization	64,376	16,738	17,935	16,840
Gain on River Valley acquisition recovery	(31,499)	-	(31,499)	-
Gain on sale of investment	(27,085)	(27,085)	-	-
Consulting fees - performance shares issued	39,000	39,000	-	-
Changes in non-cash working capital	63,031	77,744	48,608	(41,720)
	(4,388,283)	(762,876)	(792,918)	(863,325)
Investing Activities
Lonmin PLC Advances	1,230,988	1,230,988	-	-
Kaymin Resources Limited advance	7,563,179	354,726	999,122	3,466,220
Sale of investment	178,585	178,585	-	-
Option payment received - Kaymin Resources Limited	819,500	-	259,500	260,000
Option payment received - Consolidated Venturex Holdings Ltd.	27,500	-	-	-
Costs recovered - Consolidated Venturex Holdings Ltd.	202,360	-	-	-
Purchase of property, plant and equipment	(135,420)	(15,924)	(11,297)	(28,786)
Purchase of investments	(393,585)	(178,585)	(165,000)	-
Cash call payable	18,758	(241,604)	(1,136,557)	1,179,304
Mineral property costs	(11,098,364)	(1,891,318)	(1,395,570)	(3,869,593)
	(1,586,499)	(563,132)	(1,449,802)	1,007,145
Financing Activities
Due to related parties	-	-	-	(5,122)
Share capital issued, net of issuance costs	12,401,897	6,579,518	274,361	388,813
	12,401,897	6,579,518	274,361	383,691

Net Increase (Decrease) in Cash	6,427,115	5,253,510	(1,968,359)	527,511
Cash position - Beginning of period	-	1,173,605	3,141,964	2,614,453
Cash Position - End of Period	$6,427,115	$6,427,115	$1,173,605	$3,141,964

Cash Position Consists of:
Cash and cash equivalents	$5,523,315	$5,523,315	$1,173,605	$3,026,952
Restricted cash	903,800	903,800	-	115,012
	$6,427,115	$6,427,115	$1,173,605	$3,141,964

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Shares issued for mineral properties	$787,675	$22,460	$202,380	$208,060
Stock-based compensation expense included in share capital	$374,725	$223,000	$151,725	$-
Shares received from Consolidated Venturex Holdings Ltd.	$14,500	$-	$-	$-
Performance shares issued for consulting fees	$39,000	$39,000	$-	$-

- See Accompanying Notes -

Pacific North West Capital Corp. (An Exploration Stage Company)	Schedule
Schedules of Mineral Property Costs
For the Years Ended 30 April
Canadian Funds

	2004
	Acquisition Costs	Exploration Costs	Total	2003 Total
Ontario Properties
River Valley
Option payments	$-	$-	$-	$91,500
Engineering and geological consulting	-	38,504	38,504	-
Kaymin advances	-	-	-	(259,500)
	-	38,504	38,504	(168,000)
Agnew Lake
Drilling	-	59,591	59,591	539,405
Engineering and geological consulting	-	73,302	73,302	207,266
Assays and geochemical	-	21,925	21,925	131,007
Option payments, net of recovery	45,000	-	45,000	122,500
Field expenses	-	35,756	35,756	108,869
Geophysics	-	168,935	168,935	30,788
Kaymin advances	-	(354,726)	(354,726)	(1,010,781)
	45,000	4,783	49,783	129,054

ProAm
Kaymin repayment (advances)	-	-	-	11,659
Option payments, net of recovery	11,360	-	11,360	4,780
	11,360	-	11,360	16,439
Thunder Bay
Drilling	-	-	-	68,064
Geophysical	-	-	-	14,734
Field expenses	-	-	-	13,321
Engineering and geological consulting	-	-	-	10,199
Assay	-	-	-	6,151
	-	-	-	112,469
Sudbury - General
Engineering and geological consulting	-	58,329	58,329	89,750
Field expenses	-	10,336	10,336	13,118
Assays and geochemical	-	268	268	6,132
	-	68,933	68,933	109,000
Quebec Properties
Glitter Lake
Field expenses	-	300	300	36,310
Engineering and geological consulting	-	-	-	15,110
Option payment	10,000	-	10,000	-
Quebec exploration tax credit	-	(23,877)	(23,877)	-
Staking	-		-	2,047
Assay	-		-	1,641
	10,000	(23,577)	(13,577)	55,108
Balance Carried Forward	$66,360	$88,643	$155,003	$254,070

- See Accompanying Notes -

Pacific North West Capital Corp. (An Exploration Stage Company)	Schedule (Continued)
Schedules of Mineral Property Costs
For the Years Ended 30 April
Canadian Funds

	2004
	Acquisition Costs	Exploration Costs	Total	2003 Total
Balance Forward	$66,360	$88,643	$155,003	$254,070
Quebec Properties - Continued
Schefferville
Quebec exploration tax credit	-	-	-	(68,622)
	-	-	-	(68,622)
Lac Manitou
Property examination	-	5,000	5,000	-
	-	5,000	5,000	-

Alaska Properties
Union Bay
Option payment	37,100	-	37,100	17,100
Engineering and geological consulting	-	657,366	657,366	10,174
Field expenses	-	305,352	305,352	709
Assay	-	84,853	84,853	-
Drilling	-	149,684	149,684	-
Staking	95,817	-	95,817	-
Lonmin PLC advances	-	(1,230,988)	(1,230,988)	-
	132,917	(33,733)	99,184	27,983
Kane
Filing fee	10,601	-	10,601	-
Engineering and geological consulting	-	306	306	4,902
Field expenses	-	-	-	2,901
	10,601	306	10,907	7,803
Alaska - General
Filing fee	6,032	-	6,032	-
Engineering and geological consulting	-	24,317	24,317	24,700
Field expenses	-	24,425	24,425	21,247
Assay	-	-	-	3,525
	6,032	48,742	54,774	49,472
New Zealand
Takitimu
Staking	1,984	-	1,984	-
Assay	-	445	445	-
Engineering and geological consulting	-	767	767	-
	1,984	1,212	3,196	-

Costs for the Year	217,894	110,170	328,064	270,706
Balance - Beginning of year	231,988	98,184	330,172	286,816
Mineral property costs written off	(6,032)	(117,675)	(123,707)	(327,471)
Quebec exploration tax credit	-	-	-	68,622
Gain on River Valley acquisition recovery	-	-	-	31,499
Balance - End of Year	$443,850	$90,679	$534,529	$330,172

- See Accompanying Notes -

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

1.

Significant Accounting Policies

a)

Cash and Cash Equivalents

For purposes of reporting cash flows, the company considers cash and cash equivalents to include amounts held in banks and highly liquid investments with remaining maturities at point of purchase of 90 days or less.  The company places its cash and cash investments with institutions of high-credit worthiness.

b)

Investments

Investments are recorded at the lower of cost or market value.   Investments are written down to market value when the decline in market value is deemed to be other than temporary.

c)

Mineral Properties and Deferred Exploration Expenditures

Mineral properties consist of exploration and mining concessions, options and contracts. Acquisition and leasehold costs and exploration costs are capitalized and deferred until such time as the property is put into production or the properties are disposed of either through sale or abandonment. If put into production, the costs of acquisition and exploration will be written off over the life of the property, based on estimated economic reserves. Proceeds received from the sale of any interest in a property will first be credited against the carrying value of the property, with any excess included in operations for the period. If a property is abandoned, the property and deferred exploration costs will be written off to operations.

The costs capitalized for mineral properties are regularly reviewed on a property-by-property basis to consider if there is any impairment on the subject property. When the carrying value of the property exceeds the net estimated recoverable amount for that property a provision is made for impairment in value. The net realizable value is determined based on identifiable geological reserves, joint venture expenditures or commitments or the company's assessment of its ability to sell the property for its carrying value.

The recorded costs do not necessarily reflect present or future values of the mineral properties.

When the company acquires or disposes of a property subject to an option agreement, because the option is exercisable at the option of the optionee, such option payments payable or receivable are not recorded according to the requirements under the subject option agreement. Option payments and expenditures are recorded as mineral property costs when the payments are made or the expenditures are completed.

Title to mineral properties involves inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently unreliable conveyancing history characteristic of many mineral properties.  The company has investigated title to all of its mineral properties and, to the best of its knowledge, all of its properties are in good standing.

The Canadian Generally Accepted Accounting Principles ("GAAP") for mineral property costs are promulgated in the Canadian Institute of Chartered Accountants ("CICA") Handbook ("Handbook"). Certain sections of the Handbook allow classification as tangible assets and a certain section allows classification as an intangible asset. The company has chosen to classify its mineral property costs as tangible assets in accordance with its interpretation of GAAP. The company believes that its interpretation of GAAP is appropriate and consistent with Canadian GAAP.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

1.

Significant Accounting Policies - Continued

c)

Mineral Properties and Deferred Exploration Expenditures - Continued

The alternative interpretation of GAAP would provide for capitalization of costs relating to mineral properties as an intangible asset at the time of its acquisition. For companies in the exploration stage the excess of the carrying value over the residual value would be amortized over the period of the subject option agreement, the period in which the company expects to complete its exploration programs or to sell, develop or further explore the underlying properties.

The CICA may provide additional guidance in the future that may clarify this situation and such guidance, if promulgated, may change the company's current method of accounting for the mineral property expenditures. Until such guidance is available, the company expects to continue its accounting policy of treating such costs as tangible assets.

If the company had chosen to account for these costs as intangible assets and amortized these costs on a straight line basis over either (a) the term of the agreement, (b) the period expected to complete its exploration programs or (c) the period to convert, develop or further explore the underlying mineral properties the company's financial statements would change as follows:

	2004	2003
Mineral Properties - as tangible assets	$534,529	$330,172
Mineral Properties - as intangible assets - costs	$985,707	$657,643
Mineral Properties - as intangible assets - accumulated amortization	(632,722)	(407,816)
Intangible assets - net	$352,985	$249,827

Net loss for the year as reported	$(1,276,008)	$(1,323,658)
Amortization of intangible assets	(224,906)	(328,556)
Write-off of mineral properties as reported	123,707	327,471
Loss for the year	$(1,377,207)	$(1,324,743)
Loss per share - Basic and diluted	$(0.05)	$(0.05)

d)

Environmental Expenditures

The operations of the company may in the future be affected from time to time in varying degree by changes in environmental regulations, including those for future removal and site restoration costs.  Both the likelihood of new regulations and their overall effect upon the company vary greatly and are not predictable.  The company's policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits.  Estimated future removal and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

1.

Significant Accounting Policies - Continued

e)

Mineral Exploration Tax Credits ("METC")

The company recognizes METC amounts when the company's METC application is approved by Canada Revenue Agency auditors or when the amount to be received can be reasonably estimated and collection is reasonably assured.

f)

Property, Plant and Equipment and Amortization

Property, plant and equipment are valued at cost less accumulated amortization.  The company provides amortization of furniture and office equipment, and automotive equipment using the declining balance method at 20% and 30% respectively.  One-half of the above rate is applied in the year of acquisition.

g)

Income Taxes

Income taxes are accounted for using the asset and liability method.  Future taxes are recognized for the tax consequences of "temporary differences" by applying enacted or substantively enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax basis of existing assets and liabilities.  The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.  In addition, the method requires the recognition of future tax benefits to the extent that realization of such benefits is more likely than not.

h)

Share Capital

i)

The proceeds from the exercise of stock options, warrants and escrow shares are recorded as share capital in the amount for which the option, warrant or escrow share enabled the holder to purchase a share in the company.

ii)

Share capital issued for non-monetary consideration is recorded at fair market value.

i)

Foreign Currency Translation

The accounts of the company's foreign operations have been translated into Canadian dollars as follows:

  Monetary assets and liabilities at year-end rates,

  All other assets and liabilities at historical rates, and

  Revenue and expense and exploration and development items at the average rate of exchange prevailing during the year.

Exchange gains and losses arising from these translations are reflected in income or expense in the year that they occur.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

1.

Significant Accounting Policies - Continued

j)

Stock-Based Compensation - Change in Accounting Policy

The company adopted the recommendation of CICA Handbook Section 3870, stock based compensation and other stock-based payments, effective to all awards granted on or after 1 May 2002. This established standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services.

As encouraged by CICA Handbook Section 3870 the company has enacted prospectively early adoption of the fair value based method of accounting for awards to employees for the fiscal year beginning 1 May 2003.

The new standard requires that all stock-based awards made to employees and non-employees be measured and recognized using a fair value based method. In prior years, stock-based compensation expense was only recognized when stock-based compensation awards were made to non-employees, while pro-forma disclosure was acceptable for awards made to employees.

k)

Loss per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year.  The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share.  The dilutive effect of convertible securities is reflected in diluted earnings per share by application of the "if converted" method.  The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by application of the treasury stock method.

l)

Management's Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods.  Actual results could differ from those estimates.

m)

Flow-Through Shares

The company adopted the new recommendations of the Emerging Issues Committee relating to flow-through shares effective for all flow-through agreements dated after 19 March 2004.  Canadian Income Tax Legislation permits an enterprise to issue securities referred to as flow-through shares, whereby the investor can claim the tax deductions arising from the renunciation of the related resource expenditures.  When resource expenditures are renounced to the investors and the company has reasonable assurance that the expenditures will be completed, future income tax liabilities are recognized (renounced expenditures multiplied by the effective tax rate) thereby reducing share capital.

If a company has sufficient unused tax losses and deductions ("losses") to offset all or part of the future income tax liabilities and no future income tax assets have been previously recognized on such losses, a portion of such unrecognized losses (losses multiplied by the effective corporate tax rate) is recorded as income up to the amount of the future income tax liability that was previously recognized on the renounced expenditures.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

2.

Fair Value of Financial Instruments

The company's financial instruments consist of cash, accounts receivable, investments, amount due from River Valley Joint Venture, restricted cash - flow-through, accounts payable and cash call payable.  Unless otherwise noted, it is management's opinion that the company is not exposed to significant interest, currency or credit risks arising from the financial instruments.  The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

3.

Investments

Details are as follows:

	2004		2003
	Book Value	Market Value	Book Value
390,188 (2003 - 412,500) common shares of Freegold Ventures Limited ("Freegold")	$117,056	$117,056	$148,500
150,000 (2003 - 150,000) common shares of Consolidated Venturex Holdings Ltd. ("Venturex")	7,500	7,500	9,000
	$124,556	$124,556	$157,500

The above investments have been accounted for using the cost method. All investments represent less than a 5% ownership of the respective companies.   Freegold and the company have certain directors in common. During the year, the company had a net gain on sale of investments of $27,085 (2003 - $NIL), which was due to the sale of Freegold shares. During the year, the company had a write-down of investments of $60,028 (2003 - $16,500) of which $58,528 (2003 - $NIL) related to Freegold shares.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

4.

Mineral Properties

a)

Details are as follows:

	Acquisition (Net of option payments received)	Exploration	Exploration Advances	Total 2004	Total 2003
Ontario Properties
River Valley Joint Venture	$1	$5,091,603	$(5,053,099)	$38,505	$1
Agnew Lake	213,500	2,324,032	(2,304,766)	232,766	182,983
ProAm	27,800	35,198	(35,198)	27,800	16,440
Sargesson and Kelly/Davis	27,900	11,954	-	39,854	39,854
Quebec Property
Glitter	12,047	29,484	-	41,531	55,108
Lac Manitou	-	5,000	-	5,000	-
Alaska Properties
Union Bay	150,017	1,208,138	(1,230,988)	127,167	27,983
Kane	10,601	8,108	-	18,709	7,802
Labrador Property	1	-	-	1	1
New Zealand
Takitimu	1,984	1,212	-	3,196	-
	$443,851	$8,714,729	$(8,624,051)	$534,529	$330,172

b)

River Valley Farm-In and Joint Venture

By agreement dated 14 July 1999, the company granted to Kaymin Resources Limited ("Kaymin"), a wholly owned subsidiary of Anglo American Platinum Corporation Ltd., an option to earn up to a 65% interest in the company's portion of certain properties, including the River Valley property, the Goldwright property, the Frontier property, the Washagami property, the Razor property and the Western Front property (Notes 4bi - 4bvi respectively), in the Sudbury Region of Ontario.  During the prior year, Kaymin elected to vest obtaining a 50% interest in the properties upon having paid the company $300,000 (received in a prior year) and advanced and spent in excess of $4,000,000 for exploration on the properties.

A joint venture is now in force.  Under this joint venture agreement Kaymin is responsible for funding all exploration until a feasibility study is completed, which earns Kaymin an additional 10% interest.  In addition, if Kaymin arranges financing for a mine it receives an additional 5% interest, increasing its ownership up to a possible 65% interest. As Kaymin controls all financing, investing and operating decisions during this second earn-in phase, the financial statements of the River Valley Joint Venture have not been incorporated on a proportionate basis into these financials statements.

The above agreement is subject to various Net Smelter Return ("NSR") royalties under the terms of the underlying agreements ranging from 2% to 3%.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

4.

Mineral Properties - Continued

b)

River Valley Farm-In and Joint Venture - Continued

i)

River Valley Property

By agreement dated 15 January 1999 and amended 11 March 1999, the company acquired a 100% interest in 226 claim units, known as the River Valley Property, located in the Dana and Pardo Townships, Sudbury Mining District, Ontario.  As consideration, the company paid $265,000 and issued 600,000 common shares to the optionors.  In addition, minimum annual exploration expenditures of $100,000 were completed.

The property is subject to a 3% NSR.  The company, at its option, can purchase up to 2% of the NSR from the vendors for $2,000,000.

ii)

Goldwright Property

By agreement dated 30 June 1998 and subsequently amended, the company earned a 25% interest in certain mineral claims known as the Janes property, located in the Janes Township, Sudbury Mining District, Ontario, by incurring in excess of $350,000 of exploration expenditures on the properties by 31 May 2001.

Certain of the above claims are subject to a 2% NSR.

iii)

Frontier Property

The company acquired a 100% interest in certain properties located in the Kelly and Davis Townships, Sudbury Mining District, Ontario for consideration of $30,000.

The property is subject to a 2% NSR.

iv)

Washagami Property

The company acquired a 100% interest in certain mineral claims, known as the Washagami property located in the Davis and Janes Townships, Sudbury Mining District, Ontario for consideration of $28,200.

The property is subject to a 2% NSR.

v)

Razor Property

The company acquired a 100% interest in certain mineral claims located in the Dana Township, Sudbury Mining District, Ontario for consideration of $30,000.

The property is subject to a 2% NSR.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

4.

Mineral Properties - Continued

b)

River Valley Farm-In and Joint Venture - Continued

vi)

Western Front Property

By agreement dated 16 November 2001, the company can acquire a 70% interest in certain mineral claims known as the Western Front property from a company (the "optionor") with certain directors in common.

As consideration, the company, paid $55,000 and issued 20,000 shares to the optionors.  In addition, an exploration expenditure of $50,000 was completed.

The company has the right to purchase an additional 30% interest in the property by paying $750,000 to the optionor.

The property is subject to a 3% NSR, the first 1% of which the company can purchase for $1,000,000;the second 1% can be purchased for $2,000,000.  The company and the optionor will share the NSR buyout privileges in proportion to their respective interests.

c)

Agnew Lake Property (Note 4 (e))

By agreement dated 15 August 2000 and amended 16 August 2001 and 2 December 2003, the company can acquire a 50% interest in certain mineral claims, known as the Agnew Lake property, located in the Shakespeare, Dunlop, Shibananing and Gough Townships, Sudbury Mining District, Ontario.

As consideration the company, at its option, must incur $500,000 of exploration expenditures on the property by 20 December 2004 and issue shares and make payments as follows:

			Option Payments	Shares
Upon execution of the agreement	(paid and issued)		$30,000	25,000
On or before 18 June 2001	(paid and issued)		35,000	25,000
On or before 31 October 2001	(issued)	(i)	-	75,000
On or before 22 December 2002	(paid)		35,000	-
Within 45 days of Kaymin (Note 4e) electing to proceed with 2002 exploration program	(issued)	(i)	-	75,000
On or before 22 December 2003	(paid)		45,000	-
Within 45 days of Kaymin electing to proceed with 2003 exploration program	(issued)	(i)	-	75,000
On or before 20 December 2004			55,000	-
Within 45 days of Kaymin electing to proceed with 2004 exploration program		(i)	-	75,000
Total			$200,000	350,000

i)

The company may satisfy in whole or part of its obligation to incur $500,000 in exploration expenditures by issuing these shares. The shares issued are to be valued at the higher of the ten-day average trading price prior to the date of issuance and a minimum price of  $0.60 per share.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

4.

Mineral Properties - Continued

c)

Agnew Lake Property (Note 4 (e)) - Continued

Under the amendment dated 2 December 2003, the shares and exploration expenditures to be issued/incurred by the company are as follows:

If Kaymin elects to fund the project beyond 31 December 2005, within 90 days of electing to proceed, the company, at its option, would be required to issue additional shares to make the accumulated value of all shares issued equal $500,000.

If Kaymin elects not to fund exploration beyond 31 December 2005, the company, at its option would be required to issue additional shares or incur exploration expenditures to make the accumulated value of all shares and exploration expenditures equal $500,000.

The property is subject to a 1% carried interest and up to a 2% NSR.

d)

ProAm Property

By agreement dated 12 October 2001, the company and a third party (collectively "the optionees") can acquire a 100% interest (50% each) in certain mineral claims, known as the ProAm property, located in the Dunlop and Shakespeare Townships, Sudbury Mining District, Ontario.  As consideration, the optionees, at their option, must collectively incur $400,000 of exploration expenditures on the property by 12 October 2005. In addition, the company has paid cash payments of $30,000 and issued 21,000 of the company's shares.

In addition, the optionees must make an annual payment of $6,000 in pre-production royalties commencing 30 December 2004.

The cash and share payments above are included as part of the work commitment.  Share payments will be valued at the ten-day average trading price as at the relevant anniversary date of this agreement.

If the optionees terminate the agreement, the optionees must maintain the property in good standing for a further two years from the date of termination.

The property is subject to an underlying royalty to the original vendor of 2.5%.  The optionees may purchase 1.5% of this royalty for $1.6 million.  Upon exercising the 100% option, the optionor will receive a 0.75% NSR on the property.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

4.

Mineral Properties - Continued

e)

Agnew Lake Farm-In

By agreement dated 25 May 2001 and amended 10 October 2003, the company and the underlying optionor collectively optioned to Kaymin up to a 60% interest (30% of the company's interest) in the Agnew Lake property and the ProAm property (Note 4c and d), located in the Sudbury region, Ontario.

Kaymin may, at its option, earn a 49.5% interest in the properties by making cash payments to the company and the underlying optionor of $200,000 each (received), and advancing funds for exploration and development expenditures as follows:

		Cumulative Amounts
By 31 December 2001	(advanced)	$1,400,000
By 31 December 2002	(advanced)	$2,650,000
By 31 December 2004	($2,900,320 advanced)	$4,150,000
By 31 December 2005		$6,000,000

These amounts include the reimbursement to the company for its previous expenditures on the property of $226,205 (received).  Once a minimum of $2,400,000 has been advanced, Kaymin can give notice of vesting and receive its proportionate earn-in interest based on the amount advanced to date, divided by $6,000,000.  In total, Kaymin has advanced $2,900,320 towards the Agnew project up to 30 April 2004 qualifying Kaymin to vest.  To date, Kaymin has not yet declared that they intend to vest.  Assuming that Kaymin will vest, all further advances up to $6,000,000 will increase Kaymin's percentage proportionately up to a 49.5% interest.

Although the company has received the full amount of these funds from Kaymin, the company, as Manager of the project, has not yet incurred the full amount in exploration expenditures on the property.  As at 30 April 2004, the funds advanced by Kaymin less the exploration expenditures incurred, has been recorded as a cash call payable of $18,758 (2003 - $260,362).

Once the 49.5% interest is earned, Kaymin can increase its interest to 57% by entering into a joint venture agreement with the company and the underlying optionor and completing a feasibility study.  A further 3%, increasing ownership to 60%, can be earned by arranging funding for all development and construction costs to commercial production.  The company and the underlying optionor are required to repay their portions of the joint venture costs from a percentage of their share of production from the project.

At any time within three years following commencement of commercial production, Kaymin, at its option, has the right to purchase an additional 5% interest based upon the net present value of the operations.

The original property vendors retain a 1% carried interest and up to a 2% NSR.

A bonus of $100,000 was paid to a director and officer of the company for this agreement in a prior year.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

4.

Mineral Properties - Continued

f)

Sargesson and Kelly/Davis Properties

The company acquired a 100% interest in certain mineral claims, known as the Sargesson and Kelly/Davis properties, located in the Janes, Davis and Kelly Townships, Sudbury Mining District, Ontario.  As consideration, the company paid $68,400 and incurred $30,000 in exploration expenditures.

The property is subject to a 2% NSR.  The company can purchase 1% of the NSR from the vendors for $400,000 and has the right of first refusal on the remaining 1% NSR.

g)

Glitter Lake Property

By agreement dated 15 August 2003, the company can acquire, from CanAlaska Ventures Ltd. ("CanAlaska"), a company with directors in common, a 50% interest in certain mineral claims known as the Glitter Lake property, located in the province of Quebec.

As consideration, the company, at its option, must issue shares, make payments and incur exploration expenditures as follows:

		Payments	Shares	Exploration Expenditures
On or before 15 April 2003	(completed)	$-	-	$50,000
Upon execution of agreement	(paid)	10,000
Within 5 business days of receiving regulatory approval	(issued)		20,000
On or before 15 August 2004		15,000	-	-
On or before the 1st anniversary of receiving regulatory approval			20,000
On or before 28 January 2005		-	-	150,000
On or before 15 April 2005		-	-	200,000
On or before 15 August 2005		20,000	-	-
On or before the 2nd anniversary of receiving regulatory approval			20,000
On or before 15 April 2006		-	-	300,000
Total		$45,000	60,000	$700,000

Upon the company having vested with a 50% interest by completing the aforementioned payments and obligations, the company may elect within 45 days to increase its interest to 60% by completing a bankable feasibility study within 24 months.  In the event the company does not complete a bankable feasibility study within two years, the company agrees to make cash payments in the amount of $50,000 per annum for each year the feasibility study is not completed. Upon vesting with a 60% interest the company may elect within 90 days to earn a 70% interest in the property by placing the property into commercial production within 2 years from the date of this election. In the event that the bankable feasibility study indicates an IRR in excess of 15%, the company agrees to make annual cash payments of $50,000 to the Optionor for each year the project is not placed into commercial production.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

4.

Mineral Properties - Continued

g)

Glitter Lake Property - Continued

In the event that a major mining company elects to participate in the project before the company vests with a 50% interest, the company will issue shares to the value of $100,000 to CanAlaska, within 15 days of the company becoming vested, or pay such amount that will result in the company having spent $1 million in exploration expenditures.

The property is subject to a 1.5% NSR payable to a third party.  The company and CanAlaska will share the NSR buyout privileges in proportion to their respective interests.

Subsequent to the year-end, this agreement received regulatory approval.

h)

Union Bay Property, Alaska

By agreement dated 1 October 2002 and amended 2 April 2003 and 4 February 2004, the company can acquire, from Freegold, a company with certain directors and officers in common with the company, up to a 50% interest in 785 claim units known as the Union Bay Property, located in South East Alaska.  As consideration, the company, at its option, must subscribe to purchase a private placement of $165,000 (completed) and must issue shares and make payments as follows:

		Option Payments	Shares
Within 5 days of approval by regulatory authorities	(issued)	$-	30,000
On or before the first anniversary of regulatory approval	(issued)	-	30,000
On or before 1 July 2003	(paid)	20,000	-
On or before 1 July 2004		20,000	-
On or before 1 July 2005		30,000	-
On or before 1 July 2006		30,000	-
Total		$100,000	60,000

In addition to the above, minimum aggregate exploration expenditures of $1,000,000 must be completed by 1 July 2006, as follows:

On or before 1 July 2003	(completed)	$30,000
On or before 1 July 2004		$30,000
Minimum aggregate on or before 1 July 2005		$400,000
Minimum aggregate on or before 1 July 2006		$1,000,000

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

4.

Mineral Properties - Continued

h)

Union Bay Property, Alaska - Continued

The company is responsible for the annual rents due on the property.  These rental payments shall be made on or before 16 August of each year the agreement is in effect.

Upon the company having vested with a 50% interest by completing the aforementioned payments and obligations, the company may elect within 45 days to increase its interest to 60% by completing a feasibility study within 12 months of becoming vested.  Upon vesting with a 60% interest, the company may within 90 days elect to increase its interest to 70% by placing the property into commercial production.

Under an amendment dated 2 April 2003, in the event a major mining company elects to participate in the project before the company vests with a 50% interest, and subsequently vests with an interest in the property, the company and Freegold shall each, at the time of vesting, be deemed to hold a 50% interest in the property and the company shall relinquish its right to earn a 60% or 70% interest.  The company will then issue shares to the value of $100,000 to Freegold within 15 days of the company becoming vested. The shares will be issued at a price equivalent to the volume weighted five-day average price preceding the vesting date.  In addition, the company will receive 100% of the first US$60,000 received in cash payments from any third party agreement with subsequent payments divided equally between the company and Freegold.

By joint venture agreement dated 21 May 2003 with Lonmin PLC ("Lonmin") (a major mining company), the company and Freegold granted an option to Lonmin for up to a 70% interest in the Union Bay platinum project.  To earn a 60% interest, Lonmin must incur, at its option, exploration expenditures of U.S. $815,000 (completed) in 2003 and a minimum of U.S. $1,000,000 per year in 2004, 2005 and 2006 and U.S. $750,000 for each year thereafter.  Lonmin may earn an additional 10% interest in the project by delivering a full feasibility study.  Upon the decision, by the management committee to proceed to place the project into commercial production, Lonmin will arrange 100% of the required financing on terms acceptable to all parties.  Following commencement of commercial production, the company and Freegold will each repay their share of the exploration costs and contribute pro rata to operating costs.  The company is the operator of the project during the exploration phase.

i)

Kane Property, Alaska

In a prior year the company acquired 30 claims by staking in Alaska.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

4.

Mineral Properties - Continued

j)

Lac Manitou, Quebec

By agreement dated 6 May 2004, the company can acquire 100% in certain claims known as the Lac Manitou property. As consideration, the company, at its option, must complete the following:

		Option payments	Shares	Exploration expenditure
Within 5 days of regulatory approval	(issued	$10,000	15,000	$-
	and paid)
On or before 31 December 2004		-	-	100,000
On or before 6 May 2005		20,000	20,000	-
On or before 31 December 2005		-	-	250,000
On or before 6 May 2006		50,000	50,000	-
On or before 31 December 2006		-	-	250,000
		$80,000	85,000	$600,000

The property is subject to a 2.5% NSR, 1% of which can be purchased for $750,000 and an additional 0.5% can be purchased for $500,000

k)

Takitimu, New Zealand

During the year, the company applied for an exploration permit in Takitimu, New Zealand.  The permit had not been granted as at the year-end.

5.

Property, Plant and Equipment

Details are as follows:

	Cost	Accumulated Amortization	2004 Net Book Value	2003 Net Book Value
Automotive equipment	$13,017	$7,595	$5,422	$64,113
Furniture and office equipment	122,403	56,780	65,623	7,745
	$135,420	$64,375	$71,045	$71,858

6.

Related Party Transactions

Except as disclosed elsewhere in these financial statements, details are as follows:

a)

During the year, engineering and consulting fees of $ 50,568 (2003 - $82,984; 2002 - $111,200) were paid to a director of the company.

b)

During the year, engineering and consulting fees of $NIL (2003 - $39,878; 2002 - $NIL) were paid to an officer and a company controlled by the officer.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

6.

Related Party Transactions - Continued

c)

During the year, fees for consulting services in the amount of $1,740 (2003 - $2,475; 2002 - $NIL) were paid to a director of the company.

d)

During the year, fees for consulting services in the amount of $50,842 (2003 - $58,288; 2002 - $52,602) were paid to an officer and a company controlled by the officer.

e)

During the year, management fees of $75,713 (2003 - $69,120; 2002 - $65,280) were paid to a company controlled by a director and officer.

f)

During the year, rent in the amount of $53,746 (2003 - $53,746; 2002 - $53,746) was paid to a company controlled by an officer and director.

g)

During the year, accounting fees of $50,523 (2003 - $25,600; 2002 - $NIL) were paid to an officer and a company controlled by the officer.

h)

During the year, engineering and consulting fees of $45,440 (2003 -$NIL; 2004 - $NIL) were paid to an officer and a company controlled by the officer.

i)

During the year, engineering and consulting fees of $21,600 (2003 -$NIL; 2004 - $NIL) were paid to an officer and a company controlled by the officer.

j)

During the year, management fees of $148,299 (2003 - $134,117; 2002 - $NIL) were received from the River Valley Joint Venture.  Management fees of $147,657 were received from Kaymin in 2002 under the River Valley Farm-In agreement.

7.

Share Capital

a)

Private Placements

During the year, the company issued 1,111,111 flow-through shares and 3,333,333 non-flow-through units at a price of $0.45 for gross proceeds of $2,000,000. Each non-flow-through unit consists of one common share and one-half share purchase warrant exercisable for 12 months at $0.60 per share. The agents received 333,332 agent's warrants exercisable at $0.50 per share for 12 months. A total of 63,032 non-flow-through units were purchased by related parties.

During the year, the company issued 200,000 flow-through units and 2,200,000 non-flow-through units at a price of $1.00 for gross proceeds of $2,400,000. Each unit consists of one common share and one-half share purchase warrant exercisable for 18 months at $1.10 per share. The agents received 74,725 finder's units and 500,000 agent's warrants. Each finder's unit consists of one common share and one-half share purchase warrant. The agent's warrants have the same terms as the issued warrants.

During the year, the company issued 250,000 flow-through units and 2,250,000 non-flow-through units at a price of $0.80 for gross proceeds of $2,000,000. Each unit consists of one common share and one-half share purchase warrant exercisable for 18 months at $1.00 per share.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

7.

Share Capital - Continued

b)

Flow-Through Shares

Flow-through shares are shares issued by a company that incurs certain resource expenditures and then renounces them for Canadian tax purposes.  This allows the expenditures to flow through to the subscriber for tax purposes.  The subscribers may in turn claim the expenditure as a deduction on their personal or corporate tax returns.

The total amount of funds raised through the flow-through shares must be spent on qualified mineral exploration.  The use of proceeds from flow-through shares is restricted to certain Canadian Exploration Expenditures under Canadian Income Tax Legislation.  Restricted Cash - Flow-Through represents funds received from flow-through issuances that management estimates have not been spent as at the balance sheet date (Note 11).

c)

Exercise of Warrants and Options

i)

During the year, 445,800 warrants were exercised for gross proceeds of $290,537. Of these, 14,647 warrants were exercised by related parties for proceeds of $8,788.

ii)

During the year, 418,334 options were exercised for gross proceeds of $256,339. Of these, 60,000 options were exercised by related parties for proceeds of $36,000.

d)

Performance Shares

During the year, 1,116,940 performance shares were reserved for issue.  At the discretion of the board of directors ("Board"), these shares may be issued to such arm's length parties as the Board considers desirable to attract consultants to the company.

During the year, the Board authorized the issuance of up to 300,000 performance shares at a price of $0.01 per share to attract a new officer to the company.  These shares are to be released as follows:

Shares	Date
50,000	15 January 2004	(issued*)
50,000	30 June 294
50,000	31 October 2004
50,000	28 February 2005
50,000	1 July 2005
50,000	1 December 2005
300,000

* 50,000 performance shares were issued at $0.01 per share for total proceeds of $500.  The fair market value of the performance shares at the date of the issuance was $39,500 at $0.79 per share.  The difference between the issue price and the fair market value ($39,000) was recorded in the accounts as consulting fees.  The offsetting entry is to share capital.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

7.

Share Capital - Continued

e)

Share Purchase Options

The company has established a share purchase option plan whereby the board of directors may from time to time grant options to directors, officers, employees or consultants.  Options granted must be exercised no later than ten years from date of grant or such lesser period as determined by the company's board of directors.  The exercise price of an option is to be not less than the closing price on the Toronto Stock Exchange ("TSX") on the last trading day preceding the grant date.  Options vest on the grant date.

i)

A summary of the company's options at 30 April 2004 and the changes for the year are as follows:

Number outstanding 30 April 2003	Granted	Exercised	Expired/ Cancelled	Number outstanding 30 April 2004	Exercise price per share	Expiry date
70,000	-	35,000	35,000	-	$0.60	20 April 2004
13,000	-	-	-	13,000	$0.44	20 October 2004
469,500	-	-	13,000	456,500	$0.83	28 February 2005
505,000	-	85,000	20,000	400,000	$0.60	3 May 2005
30,000	-	-	30,000	-	$2.10	3 May 2005
379,000	-	110,000	20,000	249,000	$0.60	15 December 2005
435,000	-	75,000	40,000	320,000	$0.60	21 December 2006
1,000,000		80,000	20,000	900,000	$0.60	31 December 2007
-	100,000	-	-	100,000	$0.46	1 July 2004
-	100,000	25,000	-	75,000	$0.76	1 September 2004
-	700,000	8,334	36,666	655,000	$0.76	10 September 2008
-	110,000	-	-	110,000	$1.00	10 February 2007
-	80,000	-	-	80,000	$0.80	18 March 2006
2,901,500	1,090,000	418,334	214,666	3,358,500

ii)

Stock-Based Compensation

Effective 1 May 2003, the company adopted the new recommendation of CICA Handbook Section 3870 (Note 1j). This standard requires that stock-based awards made to employees and non-employees are to be measured and recognized using a fair value based method.

During the year, the company granted options to purchase up to 1,090,000 shares of the company at exercise prices between $0.46 to $1.00 per share.  Of these options, 330,000 were granted to employees of the Company.

The total fair value of the options granted was calculated to be $348,000 on the grant date.  Since the options were granted under a graded vesting schedule, $223,000 of the fair value has been recorded in the company accounts during the year.  The offsetting entry is to share capital.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes Option Pricing Model with the following assumptions:

Expected dividend yield	0.00%
Expected stock price volatility	50.5% - 64.7%
Risk free interest rate	2.69% - 3.86%
Expected life of options	1-5 years

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

7.

Share Capital - Continued

e)

Share Purchase Options - Continued

iii)

The pro forma effect on loss and loss per share for the year ended 30 April 2003, had the company accounted for the 375,000 stock options granted to directors and employees in fiscal 2003 using the fair value method, is as follows:

Loss for the year
Reported	$(1,323,658)
Pro forma	$(1,414,393)
Basic and diluted loss per share
Reported	$(0.06)
Pro forma	$(0.07)

iv)

The fair value of stock option-based compensation calculated for both employees and non-employees for options granted in fiscal 2003 was estimated using the Black-Scholes Option Pricing Model with the following weighted average assumptions:

Average risk-free interest rate	4.06%
Expected dividend yield	NIL
Expected stock price volatility	47.87%
Average expected option life in years	5 years

v)

Option pricing models require the input of highly subjective assumptions including the expected price volatility.  Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable single measure of the fair value of the company's stock options.

f)

Share Purchase Warrants

As at 30 April 2004, the following share purchase warrants were outstanding:

Shares	Exercise Price	Expiry Date
20,000	$0.60	19 August 2004
102,910	$0.50	19 August 2004
507,883	$0.60	21 August 2004
1,080,111	$0.60	30 September 2004
148,492	$0.50	30 September 2004
107,000	$0.50	23 June 2005
1,100,000	$1.10	13 July 2005
337,362	$1.10	13 July 2005
100,000	$1.25	13 July 2005
100,000	$1.50	13 July 2005
1,250,000	$1.00	26 October 2005
55,555	$0.50	6 November 2007
4,909,313

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

8.

Income Taxes

The company has incurred certain mineral property related expenditures of approximately $3,076,000, which may be carried forward indefinitely to reduce prescribed taxable income in future years (Note 12).

The company has non-capital losses for tax purposes of approximately $2,825,000, which may be carried forward and expire as follows:

Amount
2005	$93,000
2009	833,000
2010	922,000
2011	977,000
$2,825,000

The potential future tax benefits of these expenditures and tax losses have not been recognized in these financial statements.

9.

Segmented Information

Details on a geographic basis as at 30 April 2004 are as follows:

	U.S.A.	Canada	New Zealand	Total
Assets	$145,876	$7,053,247	$3,196	$7,202,319
Mineral property costs	$145,876	$385,457	$3,196	$534,529
Loss for the year	$-	$(1,276,008)	$-	$(1,276,008)

Details on a geographic basis as at 30 April 2003 are as follows:

	U.S.A.	Canada	New Zealand	Total
Assets	$35,785	$1,749,745	$-	$1,785,530
Mineral property costs	$35,785	$294,387	$-	$330,172
Loss for the year	$-	$(1,323,658)	$-	$(1,323,658)

Details on a geographic basis as at 30 April 2002 are as follows:

	U.S.A.	Canada	New Zealand	Total
Assets	$-	$3,614,678	$-	$3,614,678
Mineral property costs	$-	$286,816	$-	$286,816
Loss for the year	$-	$(1,422,135)	$-	$(1,422,135)

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

10.

Commitments

a)

By agreement effective 17 August 1999, the company entered into a three-year management agreement with a company controlled by a director and officer.  Compensation is $4,000 per month for the first year, $4,800 per month for the second year and $5,760 per month for the third year plus benefits.  The officer and director is also entitled to receive up to 20% of all stock options granted during the period that the agreement is in place.  This agreement is renewable for three-year periods with mutual consent.  The company may terminate the agreement at any time but will be responsible to pay $48,000 plus one year's compensation.  During the prior year, this agreement expired, however, the company continues to pay $5,760 on a month-to-month basis.  The company plans to renew the contract in due course.

b)

By agreement dated 1 July 2000 and amended 8 November 2000, the company entered into a five-year lease for premises with a company controlled by a director and officer.  Minimum basic rent is as follows:

Amount
2005	$32,760
2006 (expiry in June 2005)	5,460
$38,220

In addition to the basic rent, the company is responsible for its proportionate share of property taxes and operating costs.

11.

Comparative Figures

Certain of the comparative figures have been reclassified to conform to the current year's presentation.

12.

Contingent Liability

Subsequent to year-end the Canada Revenue Agency ("CRA") reviewed and examined the Canadian Exploration Expenditures ("CEE") renounced by the company through its issuance of flow-through shares for the periods ending from 31 December 1998 to 2003. According to the CRA proposal letter, not all of the exploration expenditures made pursuant to the Kaymin farm-in agreement met the test for having been incurred by the company. Further, the CRA assumed that the denied CEE should be fully removed from the company's CEE pool. On this basis CRA proposes to disallow approximately $2,100,000 of exploration expenditures and charge additional penalty taxes of $267,000.

Should the CRA proposal be successful the company may be subject to some or all of the following:

  the company's un-renounced CEE pool may require amendment for the disallowance (Note 8);

  the company's corporation income tax return and flow-through share filings may require amendment;

  the company may be required to pay the additional penalty taxes; and

  the company may be required to compensate the shareholders for the impact of the disallowance.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

12.

Contingent Liability - Continued

Prior to the filing of the flow-through share documents, the company had received independent legal advice that the subject expenditures were appropriate and allowable. Therefore management of the company intends to vigorously contest this proposal.

No amounts have been accrued in these financial statements relating to this contingency because management believes it will be successful in challenging the CRA's position, and the ultimate outcome cannot be reasonably determined at the present time.

13.

Differences Between Canadian and United States

    Generally Accepted Accounting Principles ("GAAP")

These financial statements have been prepared in accordance with GAAP in Canada.  Except as set out below, these financial statements also comply, in all material aspects, with accounting principles generally accepted in the United States and the rules and regulations of the Securities Exchange Commission.

a)

Under Canadian GAAP, mineral properties are carried at cost and written off or written down if the properties are abandoned, sold, or if management decides not to pursue the properties.  Under United States GAAP, the company would periodically review and obtain independent reports in determining adjustments to the mineral properties and would record the properties at net realizable value.  The company has not yet obtained an independent report for United States GAAP purposes, therefore, the company's mineral property costs have been written off under United State GAAP.

b)

United States GAAP requires that the fair market value of contributed executive services be recorded as an expense, even when they are not paid.

c)

Under United States GAAP SFAS 109, where flow-through shares are sold at a premium, the premium is recorded as a liability.  Where flow-through shares are sold at a discount, the discount is recorded as an asset.  As restricted cash is spent the premium or discount is recognized as income or expense respectively.

The 31 December 1998 flow-through shares were priced at $0.45 per share as per the offering memorandum, which was prepared in advance of the share issuance.  On 31 December 1998, the date of the flow-through share issue, the share price had increased to $0.59.

Discount on flow-through share issuance is as follows:

913,500 flow-through shares at $0.59	$538,965
913,500 flow-through shares at $0.45	(411,075)
Discount on flow-through shares	$127,890

Flow-through shares issued subsequent to 31 December 1998 have not been issued at either a premium or discount to its share price.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

13.

Differences Between Canadian and United States GAAP - Continued

d)

Under United States GAAP, investments held for re-sale are recorded at market value.  The difference between the market value and the cost of the investment is recorded as a separate shareholder equity category named comprehensive income.  Once the investment is sold, the comprehensive income for that investment is cleared out to income.  Under Canadian GAAP, investments held for re-sale are recorded at the lower of cost or market.  There is no comprehensive income category in Canada.

e)

The impact of the above differences between Canadian and United States GAAP on loss for the period is as follows:

	Cumulative From Inception (29 May 1996)	Years Ended 30 April
	to 30 April 2004	2004	2003	2002
Loss for the period as reported	$(6,527,841)	$(1,276,008)	$(1,323,658)	$(1,422,135)
Flow-through premium	127,890	-	-	-
Fair market value of contributed executive services	(98,000)	-	-	-
Recovery (write-off) of mineral property costs	(534,529)	(204,357)	(43,356)	176,757
Primary loss for the period in accordance with United States GAAP	$(7,032,480)	$(1,480,365)	$(1,367,014)	$(1,245,378)
Primary loss per share for the period in accordance with United States GAAP		$(0.05)	$(0.07)	$(0.06)

f)

The impact of the above differences between Canadian and United States GAAP on the deficit, as reported, is as follows:

	Years Ended 30 April
	2004	2003	2002
Deficit - As reported	$(6,527,841)	$(5,251,833)	$(3,928,175)
Flow-through premium	127,890	127,890	127,890
Fair market value of contributed executive services	(98,000)	(98,000)	(98,000)
Write-off of mineral property costs	(534,529)	(330,172)	(286,816)
Deficit in accordance with United States GAAP	$(7,032,480)	$(5,552,115)	$(4,185,101)

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

13.

Differences Between Canadian and United States GAAP - Continued

g)

The impact of the above differences between Canadian and United States GAAP on the statement of changes in shareholders' equity, as reported, is as follows:

	Common Shares
	Number	Amount	Accumulated Deficit	Comprehensive Income	Total
Shareholders' equity balance as reported at 30 April 2002	20,334,534	$6,110,853	$(3,928,175)	$-	$2,182,678
Flow-through premium	-	-	127,890	-	127,890
Fair market value of contributed executive services	-	-	(98,000)	-	(98,000)
Write-off of mineral property costs	-	-	(286,816)	-	(286,816)
Shareholders' equity in accordance with United States GAAP at 30 April 2002	20,334,534	$6,110,853	$(4,185,101)	$-	$1,925,752

Shareholders' equity balance as reported at 30 April 2003	21,165,701	$6,739,319	$(5,251,833)	$-	$1,487,486
Flow-through premium	-	-	127,890	-	127,890
Investment held for resale	-	-	-	1,500	1,500
Fair market value of contributed executive services	-	-	(98,000)	-	(98,000)
Write-off of mineral property costs	-	-	(330,172)	-	(330,172)
Shareholders' equity in accordance with United States GAAP at 30 April 2003	21,165,701	$6,739,319	$(5,552,115)	$1,500	$1,188,704
Shareholders' equity balance as reported at 30 April 2004	31,551,004	$13,603,297	$(6,527,841)	$-	$7,075,456
Flow-through premium	-	-	127,890	-	127,890
Investment held for resale	-	-	-	-	-
Fair market value of contributed executive services	-	-	(98,000)	-	(98,000)
Write-off of mineral property costs	-	-	(534,529)	-	(534,529)
Shareholders' equity in accordance with United States GAAP at 30 April 2004	31,551,004	$13,603,297	$(7,032,480)	$-	$6,570,817

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

13.

Differences Between Canadian and United States GAAP - Continued

h)

Disclosure Reconciliation

A reconciliation of certain of the disclosure items from Canadian presentation to U.S. presentation is as follows:

Effective 1 May 2002, the company adopted the recommendations of CICA Handbook Section 3870, Stock-based compensation (Note 1j).  As required for employee stock options, the company disclosed pro-forma income (loss) and pro-forma earnings (loss) per share based on a fair value method (Note 7eiv).  Prior to 1 May 2002, for Canadian GAAP purposes, this disclosure was not required and therefore the U.S. GAAP requirement is presented below:

2002
Net Loss
As Reported	$(1,422,135)
Pro forma	$(1,618,597)
Net Loss Per Share
As Reported	$(0.07)
Pro forma	$(0.08)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes Option-Pricing Model with the following weighted average assumptions:

2002
Expected dividend yield	0.00%
Expected stock price volatility	126.85%
Risk-free interest rate	4.69%
Expected life of options	5 years

The weighted average grant-date fair value of options granted in 2002 was $0.45.

i)    New Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 141, "Business Combinations".  SFAS No. 141 mandates the purchase method of accounting for all business combinations initiated after 30 June 2001.  In addition, SFAS No. 141 addresses the accounting for intangible assets and goodwill acquired in business combinations completed after 30 June 2001.  The company adopted SFAS No. 141, as required, with no material impact on its financial statements.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

13.

Differences Between Canadian and United States GAAP - Continued

i)

New Accounting Pronouncements  - Continued

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", which revises the accounting for purchased goodwill and other intangible assets.  Under SFAS No. 142, goodwill and other intangible assets with indefinite lives will no longer be systematically amortized into operating results.  Instead, each of these assets will be tested, in the absence of an indicator of possible impairment, at least annually, and upon an indicator of possible impairment, immediately. The company adopted SFAS No. 142, as required, on 1 May 2002, with no material impact on its financial statements.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations".  SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is a cost by increasing the carrying amount of the related long-lived asset.  Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related obligation for its recorded amount or incurs a gain or loss upon settlement.  The company adopted SFAS No. 143, as required, on 1 May 2003, with no material impact on its financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets".  SFAS No. 144 was issued to resolve certain implementation issues that had arisen under SFAS No. 121.  Under SFAS No. 144, a single uniform accounting model is required to be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and certain additional disclosures are required.  The company adopted SFAS No. 144, as required, with no material impact on its financial statements.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections".  SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements, by rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect.  As a result, the criteria in APB No. 30 will now be used to classify those gains and losses.  Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions.  Finally, SFAS No. 145 also makes technical corrections to existing pronouncements.  While those corrections are not substantive in nature, in some instances, they may change accounting practice.  The Company adopted the provisions of SFAS No. 145 that amended SFAS No. 13, as required, on 15 May 2002 for transactions occurring after such date with no material impact on its financial statements.  The company adopted the remaining provisions of SFAS No. 145, as required, on 1 May 2003, with no material impact on its financial statements.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

13.

Differences Between Canadian and United States GAAP - Continued

i)

New Accounting Pronouncements  - Continued

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities".  SFAS No. 146 was issued to address the financial accounting and reporting for costs associated with exit or disposal activities, unless specifically excluded.  SFAS No. 146 requires that a liability for a cost associated with a covered exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that is incurred over time.  If employees are not required to render service until they are terminated in order to receive the one-time termination benefits or if employees will not be retained to render service beyond the minimum retention period (as dictated by existing law, statute or contract, or in the absence thereof, 60 days), a liability for the termination benefits shall be recognized and measured at its fair value at the communication date.  If employees are required to render service until they are terminated in order to receive the one-time termination benefits and will be retained to render service beyond the minimum retention period, a liability for the termination benefits shall be measured initially at the communication date based on the fair value of the liability as of the termination date.  The liability shall be recognized rateably over the future service period.  SFAS No. 146 also dictates that a liability for costs to terminate an operating lease or other contract before the end of its term shall be recognized and measured at its fair value when the entity terminates the contract in accordance with the contract terms.  A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity is to be recognized and measured at its fair value when the entity ceases using the right conveyed by the contract.  SFAS No. 146 further dictates that a liability for other covered costs associated with an exit or disposal activity be recognized and measured at its fair value in the period in which the liability is incurred.  The company adopted SFAS No. 146, as required, on 1 May 2003 with no material impact on its financial statements.

In November 2002, the FASB issued FASB interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others".  FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of certain guarantees.  FIN 45 also requires disclosure about certain guarantees that an entity has issued.  The disclosure requirements of FIN 45 were effective for fiscal years ending after 15 December 2002. The company adopted the provisions of FIN 45, as required, on 1 January 2002 with no material impact on its financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure".  SFAS 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years beginning after 15 December 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after 15 December 2002.  The company adopted SFAS No. 148, as required, on 1 January 2003 with no material impact on its financial statements.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Financial Statements
30 April 2004 and 2003
Canadian Funds

13.

Differences Between Canadian and United States GAAP - Continued

i)

New Accounting Pronouncements  - Continued

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51."   FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  FIN 46 is effective for all new variable interest entities created or acquired after 31 January 2003.  For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after 15 June 2003.  The company adopted the provisions of FIN 46, as required, with no material impact on its financial statements

On 30 April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities.".  SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made as part of the Derivatives Implementation Group ("DIG") process that effectively required amendments to SFAS No. 133, and decisions made in connection with other FASB projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative and characteristics of a derivative that contains financing components. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after 30 June 2003 and for hedging relationships designated after 30 June 2003. The company adopted SFAS 149, as required, on July 1, 2003, with no material impact on its financial statements.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after 31 May 2003 and otherwise is effective at the beginning of the first interim period beginning after 15 June 2003.  The company adopted SFAS 150, as required, with no material impact on its financial statements.

Form 51-102F1

Annual Management Discussion and Analysis

For

Pacific North West Capital Corp.

MANAGEMENT DISCUSSION & ANALYSIS

The following discussion and analysis is management's assessment of the results and financial condition of Pacific North West Capital Corp. (the "company" or "Pacific") for the year ended April 30, 2004 and should be read in conjunction with the audited financial statements for the year ended April 30, 2004 and related notes contained in the annual report.  The date of this management's discussion and analysis is July 15, 2004.  Additional information on the company is available on SEDAR at www.sedar.com.

Business of Pacific

Pacific is an exploration stage company engaged in the acquisition, exploration and development of mineral properties of merit in Canada, the United States and New Zealand with the aim of developing them to a stage where they can be exploited at a profit or to arrange joint ventures whereby other companies provide funding for development and exploitation.

Forward looking statements

Certain information included in this discussion may constitute forward-looking statements.  Forward-looking statements are based on current expectations and entail various risks and uncertainties.  These risks and uncertainties could cause or contribute to actual results that are materially different than those expressed or implied.  The company disclaims any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Project overview

This last year, Pacific continued to explore the River Valley and Agnew Lake Properties near Sudbury, Ontario with joint venture partner Anglo American Platinum Corporation Limited, and entered into a Joint Venture with Lonmin Plc, the third largest primary producer of platinum in the world, to explore the Union Bay Platinum Project in Southeast Alaska. These programs, combined with expenditures on Pacific's other exploration programs represented one of the largest platinum group metal exploration company budgets in North America. Last years success has generated equally impressive exploration budgets and programs for 2004.

Pacific believes its ability to joint venture its projects with the largest platinum group metal producers in the world is a testament to its exploration success and expertise.

River Valley

Exploration success at River Valley headlined Pacific's achievements for 2003.  During 2003 and early 2004 (to April 30th), a $5.3 million exploration program was carried out. The program included a 45,000 metre diamond drill program, which not only resulted in significantly upgraded mineral resources but also delineated numerous new PGM enriched targets for follow up in 2004.  Nearly 5 additional kilometers of prospective strike length were delineated as a result of the Phase 6 program, which included diamond drilling, a SPECTREM geophysical survey and a surface exploration program. Anglo Platinum recently approved an additional $3.0 million budget to follow up on these new targets. This new Phase 7 program will include 15,000 metres of diamond drilling, follow up ground work, and bulk sampling. Additional drilling to the south of the existing resource zones is slated for 2004 and is expected to continue to delineate additional resources.

River Valley is the third stand-alone discovery of platinum group metals in North America in the last 20 years. A top notch technical team and the backing of partners like Anglo Platinum and Lonmin plc will continue to permit Pacific to discover and delineate additional PGM deposits like River Valley.

Union Bay - Lonmin Plc

In 2003, Pacific  as Operator carried out a US$900,000 mapping, drilling and sampling program funded by Lonmin, on the Union Bay Property in Southeast Alaska, which resulted in the discovery of a significant new platinum-bearing zone, the Continental Zone.  In May 2004, Lonmin committed to an additional US $1.2 million exploration program to further explore this promising property. Exploration will include airborne geophysics, diamond drilling, mapping and sampling.

Agnew Lake/ Anglo Platinum

Exploration is currently in progress on the Agnew Lake Project, which Pacific is also jointly exploring with Anglo Platinum. Similar to the River Valley Project, Anglo Platinum is providing all exploration funding for this Project. A $250,000 budget has been approved for the 2004 Summer program.

General

In addition to its robust exploration programs all of the existing Joint Venture Agreements designate Pacific  as Operator, and allow Pacific to participate fully in the projects until commercial production is achieved with no equity dilution. Pacific; however, remains fully conscious that in order to maintain its pre-eminent position in the industry it needs to continue to identify and explore additional significant platinum group metal projects through out North America. In keeping with this philosophy, the company is fully funding two independent programs, (Lac Manitou and Glitter Lake) this year in order to advance them to a joint venture stage. The projects are both located in Quebec, a mining-friendly jurisdiction, which will allow Pacific to fully capitalize on its exploration expenditures due to the generous mineral exploration incentive programs offered by the Quebec government.  Pacific is currently funding a reconnaissance exploration program on its newly acquired Lac Manitou Project, which has striking mineralogical similarities to the River Valley Project. A mapping and sampling program will be carried out in the summer of 2004.

Over the last year, our exploration success garnered the attention of several institutional investment funds. Pacific is now held approximately 25% by institutional investors.  Our balance sheet is strong with a treasury in excess of $6 million, giving the company ample resources to fund and develop exploration projects.  In addition to our exploration and financing activities last year, we also strengthened our core technical team with the addition of both Mr. Peter Dasler, P.Geo as VP Business Development and Mr. John Londry, P.Geo as VP Exploration. These two veteran explorationists are key additions to an experienced technical and financial team.

Selected Annual Information

Unless otherwise noted, all currency amounts are stated in Canadian dollars.

The following table summarizes selected financial data for Pacific for each of the three most recently completed financial years.  The information set forth below should be read in conjunction with the audited financial statements, prepared in accordance with Canadian generally accepted accounting principles, and related notes.

	Years Ended April 30,(audited)
	2004	2003	2002
Total Revenues	$380,952	$284,804	$338,780
General and administrative expenses	1,473,225	$1,364,612	$1,177,225
Mineral property costs	1,905,995	1,395,570	3,869,593
Income (loss) before other items * In total * Basic and diluted loss per share	(1,473,225) (0.06)	(1,364,612) (0.07)	(1,177,225) (0.06)
Net income (loss) from continuing operations * In total * Basic and diluted loss per share	(1,276,008) (0.05)	(1,323,658) (0.06)	(1,422,135) (0.07)
Totals Assets	7,202,319	1,785,530	3,614,678
Total long term liabilities	Nil	Nil	Nil
Cash dividends declared	Nil	Nil	Nil

Selected quarterly financial information

The following selected financial information is derived from the unaudited interim financial statements of the company prepared in accordance with Canadian generally accepted accounting principles ("GAAP").

			For the Quarters Ended (unaudited)
	April 30	Jan. 31	Oct. 31	July 31	April 30	Jan. 31	Oct. 31	July 31
	2004	2004	2003	2003	2003	2003	2002	2002
Total revenues	$99,920	$96,092	$130,418	$54,522	$176,848	$88,886	$117,957	$1,234
Net loss	503,953	205,335	363,197	203,523	375,105	352,418	359,701	236,434
Net loss per share	0.01	0.01	0.01	0.01	0.01	0.01	0.01	0.01
Total assets	7,202,319	5,680,659	3,193,241	1,980,803	1,785,530	1,699,724	2,639,520	2,981,908

Results of operations

The year ended April 30, 2004 resulted in a net loss of $1,276,008 which compares with a loss of $1,323,658 for the same period in 2003. General and administrative expenses for the year ended April 30, 2004 were $1,473,225 an increase of $108,613 over the same period in 2003. Stock-based compensation fees of $223,000 were recorded as compared to $151,725 in the previous year. The company adopted the new recommendations of CICA Handbook Section 3870, stock-based compensation and other stock-based payments, effective to all awards granted on of after 1 May 2002. As encouraged by CICA Handbook Section 3870, the company has enacted prospectively early adoption of the fair value based method of accounting for awards issued to employees and non-employees for the fiscal year beginning 1 May 2003.  The new standard requires that all stock-based awards made to employees and non-employees be measured and recognized using a fair value based method.  In prior years, stock-based compensation expense was only recognized when stock-based compensation awards were made to non-employees, while pro-forma disclosure was acceptable for awards made to employees. Mineral property costs of $123,707 were written off while all other general and administrative costs were relatively the same when compared to the previous year.  A $27,085 capital gain was realized on the sale of investments as compared to $Nil over the same period in 2003. Project management fees of $280,354 were earned during the year as compared to $237,207 the previous year. Interest income was $73,513, an increase of 25,916 over the same period in 2003 as the company had significantly more funds on deposit.

During the year ended April 30, 2004, the company incurred mineral property costs of $1,905,995 with $1,585,714 being funded by joint venture partners.

Shareholder relations and promotional activities undertaken by the company, which included attendance at various trade shows, cost $315,843 for the period ended April 30, 2004, a decrease of $14,247 over the same period in 2003.

Liquidity and capital resources

At April 30, 2004, the company's working capital, defined as current assets less current liabilities, was $5,566,082 compared with working capital of $1,085,456 at April 30, 2003. Flow-through funds of $703,800 must be spent before Dec. 31, 2004 and $200,000 must be spent before Dec. 31, 2005 on qualified Canadian mineral exploration, and is not included in working capital because it is classified as restricted cash on the balance sheet.

During the year, the company completed private placements of 9,344,444 units for gross proceeds of $6,400,000. A further 864,134 shares were issued on the exercise of options and warrants for proceeds of $546,871.

The company has a portfolio of investments with a market value of $124,556 as at April 30, 2004. The main investment consists of 390,188 shares of Freegold Ventures Limited which has certain directors in common. These amounts are included in the above working capital. The company has total issued and outstanding of 31,551,004 shares at April 30, 2004.

Contractual commitments

The company is committed under an operating lease with a Company controlled by Harry Barr for its office premises with the following  minimum basic lease payments to the expiration of the lease on June 30, 2005.  The company is also responsible for its proportionate share of property taxes and operating costs. See "related party transactions" for details.  No mineral option payments have been included as they  are being funded by various joint venture partners or may be terminated with appropriate notice. Further information on mineral option payments are disclosed in note 4 to the audit financial statements to April 30, 2004.

Year ended April 30,	2005	2006	2007	2008	2009	Thereafter

Office lease	$32,760	$5,460	-	-	-	-

Off-balance sheet arrangements

The company has no off-balance sheet arrangements.

Critical accounting estimates

A detailed summary of all the company's significant accounting policies is included in note 1 to the consolidated financial statements for the year ended April 30, 2004.

Significant estimates used in the preparation of these consolidated financial statements include, amongst other things, depreciation, determination of net recoverable value of assets, determination of fair value on taxes, contingencies and share compensation.

Changes in Accounting Policies

Stock-based compensation

During the year, the company adopted the new recommendations of CICA Handbook Section 3870, stock-based compensation and other stock-based payments, effective to all awards granted on of after 1 May 2002. As encouraged by CICA Handbook Section 3870, the company has enacted prospectively early adoption of the fair value based method of accounting for awards issued to employees and non-employees for the fiscal year beginning 1 May 2003.  The new standard requires that all stock-based awards made to employees and non-employees be measured and recognized using a fair value based method.  In prior years, stock-based compensation expense was only recognized when stock-based compensation awards were made to non-employees, while pro-forma disclosure was acceptable for awards made to employees.

Flow through shares

During the year, the company adopted the new accounting pronouncement relating to flow through shares effective for all flow through agreements after 19 March 2004.  Canadian Income Tax Legislation permits an enterprise to issue securities referred to as flow through shares whereby the investor can claim the tax deductions arising from the related resources expenditures.  When resource expenditures are renounced to the investors and the company has reasonable assurance that the expenditures will be completed, future income tax liabilities are recognized (renounced expenditures multiplied by the effective tax rate) thereby reducing share capital.

If a company has sufficient unused tax losses and deductions ('losses") to offset all or part of the future income tax liabilities and no future income tax assets have been previously recognized on such losses, a portion of such unrecognized losses (losses multiplied by the effective corporate tax rate) is recorded as income up to the amount of the future income tax liability that was previously recognized on the renounced expenditures.

Asset retirement

The CICA issued a new standard relating to asset retirement obligations effective for fiscal years beginning on January 1, 2004.  The standard requires the recognition in the financial statements of the liability associated with the net present value of future site reclamation costs when the liability is incurred.  These obligations are initially measured at fair value and subsequently adjusted for the accretion of discount and any changes to the underlying costs.  The asset retirement cost is to be capitalized and amortized into operations over time.  The company is currently assessing these requirements to ensure its complies with the new standards starting on 1 May 2004.

Financial Instruments and Other Instruments

Pacific's financial instruments consist of cash, accounts receivable, investments, amount due from River Valley Joint Venture, restricted cash - flow-through, accounts payable and cash call payable. Unless otherwise noted, it is management's opinion that Pacific is not exposed to significant interest, currency or credit risks arising from the financial instruments.  The fair value of these financial instruments approximates their carrying value unless otherwise noted.

Outstanding share data

The company is authorized to issue unlimited common shares without par value.  As at April 30, 2004, there were 31,551,004 outstanding common shares compared to 21,165,701 outstanding shares at April 30, 2003.

Directors, officers, employees and contractors are granted options to purchase common shares under the company stock option plan.  This plan and its terms and outstanding balance are disclosed in notes 7e to the annual audited financial statements to April 30, 2004.

During the year, 1,116,940 performance shares were reserved for issue. At the discretion of the Board, these shares may be issued to such arm's length parties as the Board considers desirable to attract to the company. During the year, 50,000 performance shares were issued at $0.01 per share for total proceeds of $500.

Related party transactions

During the year ended April 30, 2004, the below related parties were paid the following: A total of $75,713 was paid to a Company controlled by Harry Barr, a Director and President of the company for management services. Mr. Barr currently receives a management fee of $5,760 per month; pursuant to an office lease agreement dated July 11, 2000, a total of $53,746 was paid to a Company controlled by Harry Barr for office rent; a total of $50,842 was paid to a Company controlled by Taryn Downing, a Director and Officer of the company for corporate secretarial services;  a total of $50,523 was paid to a Company controlled by Gord Steblin, a Director and Officer of the company for accounting services;  a total of $45,440 was paid to a Company controlled by Peter Dasler, an Officer of the company for engineering and consulting fees;  a total of $21,600 was paid to a Company controlled by John Londry, an Officer of the company for engineering and consulting services; a total of $50,568 was paid to John Royall, a Director and Officer for engineering and consulting fees before his resignation in October 2003; and $1,740 to Lindsay Bottomer, a Director of the company for consulting fees.

Risks and Uncertainties

The mineral industry is intensely competitive in all its phases.  The company competes with many other companies who have greater financial resources and experience.  The market price of precious metals and other minerals is volatile and cannot be controlled.  Exploration for minerals is a speculative venture.  There is no certainty that the money spent on exploration and development will result in the discovery of an economic ore body.

The company's activities outside of Canada make it subject to foreign currency fluctuations and this may materially affect its financial position and results.

The company has limited financial resources, no source of operating cash flows and no assurances that sufficient funding, including adequate financing, will be available to conduct further exploration and development of its projects or to fulfill its obligations under the terms of any option or joint venture agreements.  If the company's generative exploration programs are successful additional funds will be required for development of one or more projects.  Failure to obtain additional financing could result in the delay or indefinite postponement of further exploration and development or the possible loss of the company's properties.

Subsequent to year-end, the Canada Revenue Agency (CRA) reviewed and examined the Canadian Exploration Expenses renounced by the company through its issuance of flow through shares for the periods ending 31 December 1998 to 31 December 2003. According to the CRA proposal letter, not all of the exploration expenditures made pursuant to the Kaymin farm-in agreement met the test for having been incurred by the company. On this basis CRA proposed to disallow approximately $2,100,000 of exploration expenditures and charge additional penalty taxes of $267,000. Prior to the filing of the flow through share documents, the company had received independent legal advice that the subject expenditures were appropriate and allowable; therefore, management of the company intends to vigorously contest this proposal.  No amounts have been accrued in these financial statements relating to this situation because management believes it will be successful and the ultimate outcome cannot be determined at the present time.

Outlook

Pacific currently has three joint venture agreements in which other companies are earning an interest in Pacific  projects by carrying all costs and making significant exploration expenditures.  The company ended 2004 with a strong cash position that will enable it to continue its own exploration effects in the United States and Canada seeking to identify new projects through early stage grass roots exploration and managing risk by forming joint ventures in which partner companies exploration and develop such projects in return for the right to earn an interest in them.

Approval

The Board of Directors of Pacific has approved the disclosure contained in this annual MD&A. A copy of this interim MD&A will be provided to anyone who requests it.

Form 52-109FT1 - Certification of Annual Filings during Transition Period

I, Harry Barr, CEO of Pacific North West Capital Corp certify that:

1.

I have reviewed the annual filings (as this term is defined in Multilateral Instrument 52-109 Certification of Disclosure in Issuers' Annual and Interim Filings) of Pacific North West Capital Corp for the period ending April 30, 2004;

2.

Based on my knowledge, the annual filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the annual filings; and

3.

Based on my knowledge, the annual financial statements together with the other financial information included in the annual filings fairly present in all material respects the financial condition, results of operations and cash flows of the issuer, as of the date and for the periods presented in the annual filings.

DATED:

July 26, 2004

Per:

"Harry Barr"

Harry Barr

Chief Executive Officer

Form 52-109FT1 - Certification of Annual Filings during Transition Period

I, Gordon Steblin, CFO of Pacific North West Capital Corp certify that:

1.

I have reviewed the annual filings (as this term is defined in Multilateral Instrument 52-109 Certification of Disclosure in Issuers' Annual and Interim Filings) of Pacific North West Capital Corp for the period ending April 30, 2004;

2.

Based on my knowledge, the annual filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the annual filings; and

3.

Based on my knowledge, the annual financial statements together with the other financial information included in the annual filings fairly present in all material respects the financial condition, results of operations and cash flows of the issuer, as of the date and for the periods presented in the annual filings.

DATED:

July 26, 2004

Per:

"Gordon Steblin"

Gordon Steblin

Chief Financial Officer